Exhibit 4.2

Form of Permanent Global Registered Floating Rate Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE FOR DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO AMERICAN EXPRESS COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN EXPRESS COMPANY

Floating Rate Notes due August 1, 2022

$

No.	CUSIP: 025816BN8
CC: 165901690	ISIN: US025816BN86

AMERICAN EXPRESS COMPANY, a New York corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $                          on August 1, 2022, and to pay interest (computed on the basis of the actual number of days elapsed over a 360-day year) thereon from August 1, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly, on February 1, May 1, August 1 and November 1 in each year, commencing November 1, 2017 and at maturity, at the rate of three-month LIBOR (as defined below) plus 0.610% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in said Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on January 15, April 15, July 15  or October 15, as the case may be, next preceding such Interest Payment Date. In any case where such Interest Payment Date shall not be a Business Day, then (notwithstanding any other provision of said Indenture or the Notes) payment of such interest need not be made on such date, but may be made on the next succeeding Business Day (unless the next succeeding Business Day is in the next calendar month, in which case payment will be paid on the immediately preceding Business Day) with the same force and effect as if made on such date, and, if such payment is so made, no interest shall accrue for the period from and after such date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on January 15, April 15, July 15 or October 15, as the case may be, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of Notes not less than 10 days prior to such record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of and interest on this Note will be made by U.S. dollar check drawn on a bank in The City of New York and mailed to the Person in whose name this Note is registered at such Person’s address as provided in Securities Register. For Holders of at least $1,000,000 in aggregate principal amount of this Note, payment will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in The City of New York or in Europe, provided that the Trustee receives a written request from such Holder to such effect designating such account no later than the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding such interest payment date.

“Calculation Agent” means The Bank of New York Mellon, or its successor appointed by the Issuer, acting as calculation agent.

“three-month LIBOR” means for any Interest Reset Period, the London interbank offered rate per annum determined by the Calculation Agent on the related Interest Determination Date, in accordance with the following provisions:

(i) three-month LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months which appears on the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as of 11:00 a.m., London time, on the related Interest Determination Date.

(ii) If, on any such Interest Determination Date, the rate for deposits in U.S. dollars having a maturity of three months does not appear on the Reuters LIBOR01 Page (or such other page as may replace page LIBOR01 on that service for the purpose of displaying London interbank offered rates) as specified in (i) above, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the Company at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market. The Company will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, three-month LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Company, at approximately 11:00 a.m., New York time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time.

2

“Interest Determination Date” means with respect to an Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Reset Date” means the 1st of February, May, August and November.

“Interest Reset Period” means each period from and including an Interest Payment Date (or, in the case of the first such period, the issue date of the floating rate notes) to but excluding the next succeeding Interest Payment Date.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

Additional provisions of this Note are contained on the reverse hereof and such provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

3

IN WITNESS WHEREOF, AMERICAN EXPRESS COMPANY has caused this instrument to be duly executed under its corporate seal.

Dated:           August 1, 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	AMERICAN EXPRESS COMPANY

By:
This is one of the Securities described	David L. Yowan
in the within-mentioned Indenture.	Executive Vice President and Corporate Treasurer

THE BANK OF NEW YORK MELLON
As Trustee	Attest:

By:
Authorized Signatory	Carol V. Schwartz
Secretary

[Floating Rate Global Note]

REVERSE OF GLOBAL NOTE

AMERICAN EXPRESS COMPANY

Floating Rate Notes due August 1, 2022

$

No.

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, which series is initially limited in aggregate principal amount to $400,000,000 all such Securities issued and to be issued under an indenture dated as of August 1, 2007, between the Company and The Bank of New York Mellon, as Trustee (the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights and limitation of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in currencies other than U.S. dollars (including composite currencies), may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted.

The Notes may be redeemed prior to Stated Maturity if certain events occur involving United States taxation: If as a result of (a) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after July 27, 2017, or (b) a taxing authority of the United States taking any action, or such action becoming generally known, on or after July 27, 2017, whether or not such action is taken with respect to the Company or any of its affiliates, there is in either case a material increase in the probability that the Company will or may be required to pay additional amounts as provided for below, then the Company may in either case, at its option, redeem, in whole or in part, the Notes, at a redemption price equal to the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption (the “Redemption Date”); provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes.  Prior to the publication of any notice of redemption, the Company will deliver to the Trustee an officer’s certificate stating that the Company is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred and an opinion of counsel to that effect based on that statement of facts.

The Company may, at its option, redeem the Notes in whole or in part on or after the date that is thirty one (31) days prior to the Stated Maturity of the Notes at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Notice of redemption shall be mailed to the registered Holders of the Notes designated for redemption at their addresses as the same shall appear on the Securities Register, not less than 30 days nor more than 60 days prior to the Redemption Date, subject to all the conditions and provisions of the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Note, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Note to a Holder who is a Non-United States Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.

The Company’s obligation to pay additional amounts shall not apply (1) to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the Holder if the Holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States, (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof, (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization or (d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision; (2) to any beneficial owner that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (3) to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the Holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service (“IRS”), Form W-8BEN, W-8BEN-E, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge; (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment; (5) to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later; (6) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later; (7) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge; (8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or (9) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided for herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used herein, the term “United States Holder” means a beneficial owner of a note that is (i) a citizen or resident of the United States, (ii) a corporation or an entity taxable as a corporation for United States federal income tax purposes, that was established under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust whose world-wide income is subject to United States federal income tax.  If a partnership holds a note, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership.  As used here, the term “Non-United States Holder” means a beneficial owner of the Note that is not a United States Holder and is not a partnership.

The Indenture contains provisions for defeasance and discharge of the entire principal of all the Notes of any series upon compliance by the Company with certain conditions set forth therein.

If an Event of Default with respect to the Notes, as defined in the Indenture, shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby.  The Indenture also contains provisions permitting the Holders to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to a series, provided that the Holders of at least a majority in principal amount of the Notes at the time Outstanding of any series affected by a waiver consent to such waiver. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain exceptions therein set forth, this Note is transferable on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company to be maintained for that purpose in the City of New York, New York, or, at the option of the Holder, at the office or agency of the Company to be maintained for that purpose in the City of New York, New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000.00 and integral multiples of $1,000.00 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of such transfer or exchange, other than certain exchanges not involving any transfer.

Certain terms used in this Note that are defined in the Indenture have the meanings set forth therein.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.